UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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MEDAREX, INC.
(Name of Registrant as Specified In Its Charter)
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MEDAREX, INC.
707 State Road
Princeton, New Jersey 08540

Notice of Annual Meeting of Shareholders
To Be Held May 17, 2007

To Our Shareholders:

The 2007 Annual Meeting of Shareholders of Medarex, Inc., or the 2007 Annual Meeting, will be held at the Marriott Princeton Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey 08540, on Thursday, May 17, 2007 at 10:00 a.m. Eastern Daylight Time. The purpose of the meeting is to vote on the following matters:

1.                To elect three Class III directors to hold office until the 2010 annual meeting;

2.                To elect one new Class II director to hold office until the 2008 annual meeting;

3.                To ratify the selection by our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

4.                To transact any other business properly brought before the 2007 Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the 2007 Annual Meeting is April 5, 2007. Only our shareholders of record at the close of business on that date may vote at the 2007 Annual Meeting or any adjournment thereof.

By order of the Board of Directors,

W. BRADFORD MIDDLEKAUFF
Senior Vice President, General Counsel and Secretary

Princeton, New Jersey
April 19, 2007

You are cordially invited to attend the 2007 Annual Meeting in person. Whether or not you expect to be personally present at the 2007 Annual Meeting, please be sure that the enclosed proxy card is properly completed, dated, signed and returned without delay in the enclosed envelope or follow the instructions set forth herein to submit your vote by proxy over the internet or by telephone to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the 2007 Annual Meeting. Any proxy may be revoked at any time before it is exercised by following the instructions set forth on pages 2 and 3 of the accompanying proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the 2007 Annual Meeting, you must obtain a proxy issued in your name from that record holder.

MEDAREX, INC.
707 State Road
Princeton, New Jersey 08540

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING
MAY 17, 2007

This proxy statement contains information related to the 2007 Annual Meeting of Shareholders, or the 2007 Annual Meeting, of Medarex, Inc., a New Jersey corporation, or Medarex, to be held on Thursday, May 17, 2007, beginning at 10:00 a.m. Eastern Daylight Time at the Marriott Princeton Hotel & Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey 08540, and any postponements or adjournments thereof.

INFORMATION ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Medarex, or the Board, is soliciting your proxy to vote at the 2007 Annual Meeting to be held on Thursday, May 17, 2007. You are invited to attend the 2007 Annual Meeting and vote on the proposals described in this proxy statement. However, you do not need to attend the 2007 Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your vote by proxy over the telephone or on the internet.

On or about April 19, 2007, we intend to mail this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders entitled to vote at the 2007 Annual Meeting.

Who can vote at the 2007 Annual Meeting?

Only shareholders of record as of the close of business on April 5, 2007, are entitled to vote at the 2007 Annual Meeting. On such date, there were 125,710,446 shares of our common stock outstanding, with each share entitled to one vote.

Shareholder of Record: Shares Registered in Your Name

If, on April 5, 2007, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the 2007 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2007 Annual Meeting, we urge you to fill out and return the enclosed proxy card or follow the instructions below to submit your vote by proxy over the telephone or on the internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 5, 2007, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the 2007 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the 2007 Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the 2007 Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

Three proposals are scheduled for a vote:

•       Election of three Class III directors to hold office until the 2010 annual meeting;

•       Election of one new Class II director to hold office until the 2008 annual meeting; and

•       Ratification of the selection, by our Board, of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for the year ending December 31, 2007.

As of the date of this proxy statement, these three proposals are the only matters which we intend to present at the meeting. We do not know of any other business to be presented at the meeting. If other business is brought before the meeting, your proxy (one of the individuals named on your proxy card) will vote according to his or her best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold Authority” to vote for any nominee(s) you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the 2007 Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the 2007 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the 2007 Annual Meeting and vote in person even if you have previously voted by proxy.

•       To vote in person, come to the 2007 Annual Meeting, and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If we receive your signed proxy card by 7:00 p.m., Eastern Daylight Time on Wednesday, May 16, 2007, we will vote the shares held by you as you direct.

•       To vote over the telephone, dial toll-free (866) 894-0537 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Daylight Time on Wednesday, May 16, 2007, to be counted.

•       To vote on the internet, go to www.continentalstock.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Daylight Time on Wednesday, May 16, 2007, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete, sign and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote in person at the 2007 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

Each share of common stock that you own as of April 5, 2007, entitles you to one vote on each matter to be voted upon at the 2007 Annual Meeting. On April 5, 2007, there were 125,710,446 shares of our common stock outstanding.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the four nominees for director and “For” the ratification of E&Y as our independent registered public accounting firm for the year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You may change your vote at any time before the proxy is exercised. If you are the record holder of your shares, you may revoke your proxy by:

•       executing and delivering a timely and valid later-dated proxy;

•       voting by ballot at the 2007 Annual Meeting; or

•       giving written notice that you are revoking your proxy to Medarex, Inc., 707 State Road, Princeton, New Jersey 08540, Attention: Secretary. We must receive your written notice by 7:00 p.m., Eastern Daylight Time, Wednesday, May 16, 2007 for your revocation to be effective.

If you voted by telephone or the internet you may also change your vote with a timely and valid later telephone or internet vote, as the case may be. Attendance at the 2007 Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to our Secretary before the proxy is exercised or you vote by written ballot at the 2007 Annual Meeting.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are shareholder proposals due for the 2008 Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2007 to Medarex, Inc., 707 State Road, Princeton, New Jersey 08540, Attention: Secretary.

If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2008 annual meeting, you may do so by written notice, in the form specified in our by-laws, delivered to us or mailed and received by us not less than sixty (60) days (nor more than ninety (90) days) prior to the date of the 2008 annual meeting. In the event that shareholders are given less than 70 days notice or prior public disclosure of the date of the 2008 annual meeting, you may give written notice of the proposal or nomination not later than the close of business on the tenth day following the day on which notice of the 2008 annual meeting date was mailed or such public disclosure of the date of the 2008 annual meeting was made, whichever first occurs. Our Policy Regarding Director Nominations is available at www.medarex.com/Investor/Corporate.htm and describes the procedures for recommending candidates for director. You are also advised to review our by-laws (available at www.medarex.com/Investor/Corporate.htm), which contain additional requirements about advance notice of stockholder proposals and director nominations. Our 2008 annual meeting is currently scheduled for May 15, 2008, and, assuming this date does not change, pursuant to the foregoing timeline, written notice of a proposal to be presented directly at the 2008 annual meeting must be received by us no later than March 17, 2008. If a proposal is received after that date, then the notice is untimely, and we are not required to present such proposal at the 2008 annual meeting. All proposals should be sent to:  Medarex, Inc., 707 State Road, Princeton, New Jersey 08540, Attention: Secretary.

What vote is required to approve each proposal?

Quorum:

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote, i.e., 62,855,224 shares, will constitute a quorum for the 2007 Annual Meeting. If fewer than this number of shares are present at the 2007 Annual Meeting, no business can be conducted other than the adjournment of the 2007 Annual Meeting to another date. If you submit a properly executed proxy card (or one is submitted on your behalf by your broker, bank or other agent) then you will be considered part of the quorum. Abstentions and broker non-votes will be counted towards the quorum requirements.

Approval of the proposals:

Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting for approval.

The effect of broker non-votes:

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other agent can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally considered to be those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals. For purposes of this proxy, the election of the directors and the ratification of E&Y, as our independent registered public accounting firm, are considered to be “routine” matters.

How many votes are needed to approve each proposal?

•       For Proposal No. 1 (the election of Class III directors), the three nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected.

•       For Proposal No. 2 (the election of a Class II director), the nominee receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected.

•       To be approved, Proposal No. 3 (the ratification of E&Y, as our independent registered public accounting firm for the year ending December 31, 2007), must receive a “For” vote by a majority of the votes cast by holders of shares present in person or represented by proxy and be entitled to vote at the 2007 Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for Proposal No. 3, and will have the same effect as “Against” votes. As stated above, shares represented by such abstentions and broker non-votes will, however, be counted in determining whether there is a quorum for the 2007 Annual Meeting.

How does the Board recommend I vote on the proposals at the 2007 Annual Meeting?

The Board recommends that you vote as follows:

•       “FOR” the election of Abhijeet J. Lele, Irwin Lerner and Julius A. Vida, Ph.D. as Class III directors, each to serve as a director until the 2010 annual meeting of shareholders;

•       “FOR” the election of Robert C. Dinerstein as a Class II director, to serve as a director until the 2008 annual meeting of shareholders; and

•       “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the 2007 Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2007.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Board is divided into three classes in a manner providing for staggered three-year terms. The Board is currently comprised of seven members. Vacancies on the Board may be filled by shareholder approval at an annual meeting or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve until the next succeeding annual meeting of shareholders and until the director’s successor is elected and qualified or, if sooner, until the director’s death, resignation or removal.

At the 2007 Annual Meeting, the terms of Abhijeet J. Lele, Irwin Lerner and Julius A. Vida, Ph.D. are expiring. We have nominated all three individuals to serve as directors for a new three-year term to hold office until our 2010 annual meeting of shareholders and until such director’s successor is elected, or, if sooner, his death, resignation or removal. Each nominee is a current Medarex director. Mr. Lerner and Dr. Vida were previously elected by our shareholders. Mr. Lele was elected by the Board to fill a vacancy on September 13, 2006, following his nomination by our Nominating and Corporate Governance Committee.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The three nominees receiving the highest number of affirmative votes will be elected. Unless you properly mark the proxy card accompanying this Proxy Statement to withhold authority to vote for a nominee, your votes will be cast FOR the election of each of the nominees, or FOR one or more substitute nominees recommended by the Board in the event that one or more of our nominees should become unavailable for election. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees for Election of Class III Directors—Terms Expiring at the 2010 Annual Meeting.

Abhijeet J. Lele Director Since September 2006 Age 41

Mr. Lele has been a Managing Member of EGS Healthcare Capital Partners, or EGS, a venture capital firm that focuses on investments in biopharmaceutical, specialty pharmaceutical and medical device companies since 1998. Prior to joining EGS in 1998, he spent four years in the healthcare practice of McKinsey & Company, and prior to McKinsey & Company, he held various operating positions with Lederle Laboratories, Progenics Pharmaceuticals, Inc. and Clontech Laboratories, Inc. Mr. Lele received an M.A. in molecular biology from Cambridge University and an M.B.A. with distinction from Cornell University. Mr. Lele is a director of three publicly traded medical device companies, CryoCath Technologies Inc., EP MedSystems, Inc., and Stereotaxis, Inc., and is a member of the Research Development Committee of the Juvenile Diabetes Research Foundation.

Irwin Lerner Director Since September 1995 Age 76

Mr. Lerner has been our interim President and Chief Executive Officer since November 5, 2006. On May 19, 1997, Mr. Lerner became Chairman of our Board. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and healthcare company, from January 1993 until his retirement in September 1993, and also served as President and Chief Executive Officer of Hoffmann-La Roche from 1980 through December 1992. Mr. Lerner served for 12 years on the Board of Directors of the Pharmaceutical Manufacturers’ Association, where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Business School. Mr. Lerner is also a director of Covance, Inc., Nektar Therapeutics, Inc., and Panacos Pharmaceuticals, Inc., all publicly traded healthcare companies.

Julius A. Vida, Ph.D. Director Since February 1994 Age 78

Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants since 1993. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Company and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Peter Pazmany Catholic University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Spectrum Pharmaceuticals, Inc. and YM Biosciences, Inc., both publicly traded biopharmaceutical companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION
TO THE BOARD OF DIRECTORS OF EACH NAMED NOMINEE.

PROPOSAL 2

ELECTION OF A NEW CLASS II DIRECTOR

At the 2007 Annual Meeting, the term of Robert C. Dinerstein, a current Class II director elected by the Board on September 13, 2006, following his nomination by our Nominating and Corporate Governance Committee, to fill a vacancy, will also expire. We have nominated Mr. Dinerstein to serve as a director for the remaining Class II term to hold office until our 2008 annual meeting of shareholders and until such director’s successor is elected, or, if sooner, his death, resignation or removal.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The one nominee receiving the highest number of affirmative votes will be elected.  Unless you properly mark the proxy card accompanying this Proxy Statement to withhold authority to vote for a nominee, your votes will be cast FOR the election of the nominee, or FOR the substitute nominee recommended by the Board in the event that our nominee should become unavailable for election. Mr. Dinerstein has agreed to serve if elected. Our management has no reason to believe that this nominee will be unable to serve.

Nominee for Election of Class II Directors—Term Expiring at the 2008 Annual Meeting.

Robert C. Dinerstein Director Since September 2006 Age 64

Mr. Dinerstein has served as the Global Co-Chair and New York Chair of the Financial Institutions Practice at Greenberg Traurig, LLP, an international law firm, where he focuses on banking and securities regulation, new product development and international capital markets issues since August 2006. Prior to joining Greenberg Traurig, Mr. Dinerstein held various positions at UBS Investment Bank, including Vice Chairman, Americas, and Senior Corporate Counsel (from 2005 to 2006) and Managing Director and Global General Counsel (from 2000 to 2004). Prior to joining UBS in 1991, Mr. Dinerstein was Executive Vice President and General Counsel of Shearson Lehman Brothers. From 1979 through 1987, he was a Vice President and the General Counsel of Citicorp’s Investment Bank. Mr. Dinerstein received a B.A., cum laude, from Harvard University and a J.D. from the University of Michigan. He also is a graduate of the Wharton Executive Development Program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION
TO THE BOARD OF DIRECTORS OF THE NAMED NOMINEE.

Directors Continuing in Office

Class II Director Continuing in Office until the 2008 Annual Meeting

Patricia M. Danzon, Ph.D. Director Since May 2005 Age 60

Dr. Danzon has been the Celia Moh Professor, Health Care Systems, Insurance and Risk Management at the Wharton School of the University of Pennsylvania, where she chairs the Health Care Systems Department, since 1985. Prior to that time, Dr. Danzon held academic and research positions at various institutions including the University of Chicago, Stanford University, and Duke University. Dr. Danzon received a B.A. from Oxford University and holds an M.A. and Ph.D. in Economics from the University of Chicago. Dr. Danzon is a member of the Institute of Medicine, and she also serves on various advisory and editorial boards, including the Journal of Health Economics.

Class I Directors Continuing in Office until  the 2009 Annual Meeting

Ronald J. Saldarini, Ph.D. Director Since May 2001 Age 67

Dr. Saldarini was President of the global vaccine business of Wyeth Pharmaceuticals from 1986 until his retirement in 1999. After his retirement, he founded Biological Initiatives which provides consulting services to the vaccine/pharmaceutical industry. He is an associate at Naimark & Associates, a healthcare consulting firm, and has served on several committees of the National Academy of Sciences Institute of Medicine. He has also been a committee member of several organizations involved in promoting immunization and vaccine development for infectious disease. He has a B.A. from Drew University and a Ph.D. degree in Biochemistry and Physiology from the University of Kansas.

Charles R. Schaller Director since July 1987 Age 71

Mr. Schaller was Chairman of our Board from our inception until May 18, 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and, until June 2002, he served as a director of AstroPower, Inc., a formerly publicly traded U.S. manufacturer of photovoltaic products. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School.

Executive Officers Who Are Not Directors

The following table lists our executive officers as of December 31, 2006 who are not directors:

Name	Age	Position
Christian S. Schade	46	Senior Vice President, Finance and Administration, and Chief Financial Officer
Dr. Nils Lonberg	51	Senior Vice President and Scientific Director
W. Bradford Middlekauff	45	Senior Vice President, General Counsel and Secretary
Dr. Ronald A. Pepin	51	Senior Vice President, Business Development
Dr. Geoffrey M. Nichol	52	Senior Vice President, Product Development

Each of our officers is elected to hold office until his successor is chosen or qualified, subject to his earlier resignation or removal. Donald L. Drakeman resigned as our President and Chief Executive Officer and as a director as of November 5, 2006. Set forth below is certain biographical information concerning our executive officers who are not also directors:

Christian S. Schade is our Senior Vice President, Finance and Administration, and Chief Financial Officer. Mr. Schade joined us in October 2000. Prior to joining us, Mr. Schade was a Managing Director of Merrill Lynch & Co. Mr. Schade was employed by Merrill Lynch from March 1992 until October 2000 and was involved in Merrill Lynch’s international capital markets and corporate funding groups. Mr. Schade is a graduate of Princeton University and received an M.B.A. degree from the Wharton School of the University of Pennsylvania. Mr. Schade is a director of Integra LifeSciences Corporation, a publicly traded medical technology company.

Nils Lonberg, Ph.D. is our Senior Vice President and Scientific Director. Dr. Lonberg joined us in October 1997, upon our acquisition of Genpharm International, Inc., or GenPharm. Dr. Lonberg joined GenPharm in 1990 as a Senior Scientist and was promoted to Director, Molecular Biology in 1994. Prior to joining GenPharm, Dr. Lonberg was a Post-Doctoral Fellow at Memorial Sloan-Kettering Cancer Center in New York, New York. He received a Ph.D. in Biochemistry and Molecular Biology from Harvard University.

W. Bradford Middlekauff is our Senior Vice President, General Counsel and Secretary. Mr. Middlekauff joined us in March 2000. Prior to joining us, Mr. Middlekauff was Vice President, Business Development and General Counsel at Algos Pharmaceutical Corporation from August 1998 until February 2000. From September 1993 until July 1998, Mr. Middlekauff was an associate with the law firm of Cooley Godward LLP, where he advised life science companies on business and legal aspects of research and development, corporate partnering and licensing, product commercialization and corporate financing. Mr. Middlekauff is a graduate of Brown University and received a J.D. degree from Yale Law School.

Ronald A. Pepin, Ph.D. is our Senior Vice President, Business Development. Dr. Pepin joined us in August 2000 as Vice President, Business Development. Prior to joining us, Dr. Pepin was Executive Director, External Science and Technology at the Bristol-Myers Squibb Company. Dr. Pepin was

employed by Bristol-Myers Squibb from March 1990 until July 2000 and was responsible for the licensing of new technologies and establishing research collaborations. Dr. Pepin is a graduate of Tufts University and received a Ph.D. in Molecular Genetics from Georgetown University.

Geoffrey M. Nichol, M.B.Ch.B., M.B.A. is our Senior Vice President, Product Development. Dr. Nichol joined us in September 2002. Prior to joining us, Dr. Nichol was with SmithKline Beecham Pharmaceutical (currently GlaxoSmithKline), as a Clinical Research Physician from December 1989 through January 1996. In February 1996, Dr. Nichol joined Novartis Pharmaceuticals as Vice President Pulmonology, Arthritis and HRT in Clinical Research and Development and subsequently led U.S. Medical Affairs and Global Project Management for Novartis. Dr. Nichol received his medical degree from Otago University Medical School in New Zealand and practiced pulmonary/internal medicine in New Zealand, Australia and at the Brompton Hospital and National Heart and Lung Institute in London, England. Dr. Nichol also received an M.B.A. degree from Warwick University in the United Kingdom.

Information Regarding the Board and Corporate Governance

Independence of the Board

As required under The NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board periodically consults with our General Counsel as well as our outside legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Nominating and Corporate Governance Committee of the Board, or the Governance Committee, has determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Dinerstein, Lele and Schaller and Drs. Danzon, Saldarini and Vida. Mr. Michael Appelbaum and Dr. Drakeman resigned from the Board as of November 5, 2006 and were former employees and, therefore, were not independent. Mr. Lerner, our interim President and Chief Executive Officer and a current director, is an employee and, therefore, not independent. In determining the independence of our non-employee directors, the Governance Committee found that none of these directors had a material or other disqualifying relationship with Medarex, and took into account Dr. Saldarini’s affiliation with a consulting firm with which Mr. Lerner is also affiliated; Mr. Schaller’s position as Chairman of the Board of Directors of Celldex Therapeutics, Inc., one of our subsidiaries; and Dr. Saldarini and Mr. Dinerstein’s respective brokerage accounts with investment banking firms with whom we maintain, or formerly maintained, investment banking relationships. The Board did not believe that any of these factors would interfere with any director’s exercise of independent judgment in carrying out his responsibilities as a director.

Board Meetings, Attendance of Directors and Other Matters

Our Board held 13 meetings in 2006. During 2006, each of the directors attended 75% or more of the total meetings of the Board and the respective committees on which he or she served, held during the period for which he or she was a director or committee member. Our independent directors meet in executive sessions at which only independent directors are present after each regularly scheduled Board meeting. The Board has the express authority to hire its own legal, accounting and other advisors. Recognizing that director attendance at our annual meeting can provide shareholders with an opportunity to communicate with directors about issues affecting our business, it is our policy to actively encourage our directors to attend our annual meeting of shareholders. All the then-current directors, other than Mr. Appelbaum, who was absent for medical reasons, attended our 2006 annual meeting of shareholders.

Board Committees

In 2006, the Board had four standing committees:  an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee and a Conflict of Interest Committee. In April 2007, the Board dissolved the Conflict of Interest Committee and assigned the duties and responsibilities previously given to the Conflict of Interest Committee to the Nominating and Corporate Governance Committee. The charters for our current standing committees can be found at www.medarex.com/Investor/Corporate.htm. The following table provides membership and meeting information for each of these Board committees from January 1, 2006 through November 5, 2006:

Director	Audit Committee	Compensation and Organization Committee	Nominating and Corporate Governance Committee	Conflict of Interest Committee
Michael A. Appelbaum†
Patricia M. Danzon			*
Donald L. Drakeman†
Irwin Lerner	**	**	*
Ronald J. Saldarini	*		**
Charles R. Schaller	*	*		*
Julius A. Vida		*		**
Total meetings from January 1, 2006 through November 5, 2006	8	5	4	2

*                      Member

**                 Chair

†                      Resigned effective as of November 5, 2006.

On November 5, 2006, the Board reconstituted the membership of its committees. The table below shows membership and meeting information for each standing Board committee from November 5, 2006 through April 15, 2007:

Director	Audit Committee	Compensation and Organization Committee	Nominating and Corporate Governance Committee	Conflict of Interest Committee†
Patricia M. Danzon		*	*
Robert C. Dinerstein	*		**
Abhijeet J. Lele		**
Irwin Lerner
Ronald J. Saldarini	**	*	*
Charles R. Schaller	*			*
Julius A. Vida			*	**
Total meetings from November 5, 2006 through December 31, 2006	2	1	2	1

*                      Member

**                 Chair

†                      On April 15, 2007, the Conflict of Interest Committee was dissolved and its duties were assigned to the Nominating and Corporate Governance Committee.

In addition to the standing committees mentioned above, the Board convened special committees in 2006 to consider various other matters including the investigation of our historical stock option grant practices and the search for a new President and Chief Executive Officer.

Each of the Board committees has authority to engage outside legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Governance Committee annually reviews the NASDAQ listing standards definition of independence for committee members and has determined that all members of each standing committee are independent within the meaning of the applicable NASDAQ listing standards and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Medarex. Below is a description of each of the standing committees of the Board.

Audit Committee.   The Audit Committee of the Board oversees our corporate accounting and financial reporting process and assists the Board in fulfilling its oversight responsibility to the shareholders and others relating to:

•       The integrity of our financial statements and the financial reporting process;

•       The systems of internal accounting and financial controls;

•       The performance of our independent registered public accounting firm;

•       The annual independent audit of our financial statements; and

•       The independent registered public accounting firm’s qualifications and independence.

In connection with this oversight role, the Audit Committee performs several functions, including, among other things:

•       Determining and approving the engagement of the independent registered public accounting firm;

•       Evaluating the qualifications, performance and independence of the independent registered public accounting firm;

•       Monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•       Determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•       Reviewing and approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•       Discussing with management and the independent registered public accounting firm the adequacy and effectiveness of our internal controls over financial reporting;

•       Establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•       Reviewing the financial statements to be included in our Annual Report on Form 10-K; and

•       Discussing with management and the independent registered public accounting firm the results of the annual audit and the results of the review of our quarterly financial statements.

The Audit Committee operates under a charter, which can be found at www.medarex.com/Investor/Corporate.htm. The Audit Committee held ten meetings in 2006.

Under its charter, the Audit Committee must have at least three members, all of whom must satisfy the independence requirements of the SEC and NASDAQ applicable to audit committee members as in effect from time to time. The Board reviews the NASDAQ listing standards definition of independence for

Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board has determined that Dr. Saldarini qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Dr. Saldarini’s level of knowledge and experience based on a number of factors, including his formal education and experience as an executive officer for a major pharmaceutical company.

Nominating and Corporate Governance Committee.   The Governance Committee has the full power and authority to, among other things:

•       Propose policies on the size and composition of the Board;

•       Establish criteria for membership on the Board and on Board committees;

•       Identify, evaluate and recommend qualified candidates for service on the Board, including any shareholder recommendations;

•       Maintain an orientation program for new directors and a continuing education program for all directors;

•       Evaluate, review and consider whether to recommend to the Board the nomination, upon conclusion of their terms, of existing directors for re-election to the Board;

•       Evaluate at least annually the size, performance, authority, operations, charter and composition of each standing Board committee and the performance of each committee member and recommend to the Board any changes considered appropriate in the size, authority, operations, charter, or composition of each committee;

•       Recommend to the Board the establishment of special committees, as necessary;

•       Consider and periodically assess director independence;

•       Review with management and the Board the adequacy of our Standards of Integrity and any other codes of ethics; and

•       Review and approve or disapprove, as the case may be, certain transactions involving conflicts in accordance with the terms of our Conflict of Interest Policy.

Under its charter, the Governance Committee must have at least two members, both of whom shall meet the independence requirements of the SEC and NASDAQ applicable to nominating and corporate governance committee members from time to time. All members of the Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Governance Committee operates under a charter, which can be found at www.medarex.com/Investor/Corporate.htm. The Governance Committee held six meetings in 2006.

Conflict of Interest Committee.   In 2006, our Board had a standing Conflict of Interest Committee which reviewed and approved or disapproved, as the case may be, certain transactions involving conflicts of interest in accordance with the terms of our Conflict of Interest Policy. The Conflict of Interest Committee held three meetings in 2006.  In April 2007, the Board dissolved the Conflict of Interest Committee and assigned the duties and responsibilities previously given to the Conflict of Interest Committee to the Nominating and Corporate Governance Committee.

Compensation and Organization Committee.   The Compensation and Organization Committee of the Board, or the Compensation Committee, acts on behalf of the Board to establish, implement and oversee our compensation strategy, policies, plans and programs including:

•       establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and evaluation of performance in light of these stated objectives;

•       review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer, or CEO, and other executive officers; and

•       administration of our equity compensation plans, deferred compensation plans and other similar plans and programs.

In November 2006, in connection with the conclusion of the investigation by a special committee of Medarex’s independent directors, or the Special Investigation Committee, relating to Medarex’s stock option grant practices from 1996 through June 30, 2006, the Board reconstituted the membership of the Compensation Committee. The Board also established certain new policies for the governance of the Compensation Committee, including (i) formal, periodic training on legal and accounting issues associated with Medarex’s compensation practices, (ii) annual review by the Compensation Committee of all components of compensation, and (iii) principles relating to equity-based awards. These changes to the composition, training and functioning of the Compensation Committee were designed to strengthen our commitment to the executive compensation principles described in more detail in the Compensation Discussion & Analysis section of this proxy statement, or the CD&A.

As part of the recommendations by the Special Investigation Committee, in January 2007, the Board adopted the Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives, or the Equity Grant Procedures, a copy of which can be found at www.medarex.com/Investor/Corporate.htm. The Equity Grant Procedures are designed to provide a framework for the administration of our equity compensation program that complies with applicable laws and regulations and can be followed consistently by our personnel. These procedures also provide for our Chief Financial Officer, or CFO, and our General Counsel, on an annual basis, to review the administration of Medarex’s equity compensation program and to provide training for employees, consultants and Board members involved in the program. The Equity Grant Procedures are described in more detail in the CD&A.

Commencing this year, the Compensation Committee also reviews with management Medarex’s CD&A and recommends to the Board its inclusion in proxy statements and other filings. The Compensation Committee operates under a charter, which can be found at www.medarex.com/Investor/Corporate.htm. Under its charter, the Compensation Committee may delegate authority to subcommittees, as appropriate, but no such delegation has been made to date. The Compensation Committee met six times during 2006.

The specific determinations of the Compensation Committee with respect to executive compensation for 2006 are described in greater detail in the CD&A section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. As noted above, the Compensation Committee consists of Mr. Lele, and Drs. Danzon and Saldarini. All members of the Compensation Committee are independent directors under the NASDAQ listing standards.  No member of the Compensation Committee is currently, or ever has been, an officer or employee of Medarex. No executive officer of Medarex currently serves or has served as a member of the board of directors or a compensation committee of any entity that has or had one or more executive officers who currently serves as a member of our Board or Compensation Committee.

2006 Director Compensation

No option grants were made to directors in 2006, other than stock option grants to acquire 30,000 shares of our common stock made to each of Messrs. Dinerstein and Lele, upon their joining the Board in September 2006.

On March 29, 2007, the Compensation Committee recommended for Board approval the grant of an option to purchase 18,000 shares of our common stock to each of our non-employee directors, other than Messrs. Dinerstein and Lele, who received option grants in 2006 as mentioned above. If approved by the Board, in accordance with our Equity Grant Procedures, the grant date for these options will be the date of the 2007 Annual Meeting, and the exercise price will be the average of the high and low sales price of our common stock on NASDAQ on such date.

On July 28, 2006, the Board approved the following cash compensation arrangements for non-employee directors:

•       an annual retainer of $25,000 for each Board member, other than our Chief Executive Officer;

•       an additional annual retainer of $25,000 for our Chairman of the Board;

•       meeting fees of $1,800 for each in-person Board meeting and $1,000 for each telephonic Board meeting;

•       meeting fees of $1,000 for each committee meeting;

•       an annual retainer of $11,000 for service on the Audit Committee, other than the Chairman of the Audit Committee;

•       an annual retainer of $18,000 for the Chairman of the Audit Committee; and

•       an annual retainer of $6,000 for service on each of the other (i.e., non-Audit Committee) standing committees of our Board.

In 2006, total compensation to non-employee directors was approximately $888,300. The members of the Board are also reimbursed for expenses incurred in attending Board meetings. During 2006, other than set forth in the table below, no director received any other compensation for services rendered to us as a director.

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash		Option Awards(1)(2)	All Other Compensation	Total
Mr. Appelbaum	$38,200		$—	—	$38,200
Dr. Danzon	47,200		—	—	47,200
Mr. Dinerstein	10,050	(4)	238,500	—	248,550
Mr. Lele	10,050	(4)	238,500	—	248,550
Mr. Lerner(3)	113,200		—	—	113,200
Dr. Saldarini	65,200		—	—	65,200
Mr. Schaller	74,200		—	—	74,200
Dr. Vida	53,200		—	—	53,200

(1)                Represents the grant date fair value of 30,000 options granted to each of Messrs. Dinerstein and Lele upon their joining the Board in September 2006.

(2)                As of December 31, 2006, each of our current and former directors listed in this table held the following aggregate number of stock options:  Mr. Appelbaum: 116,846; Dr. Danzon,

Messrs. Dinerstein and Lele:  30,000; Mr. Lerner:  346,000; Dr. Saldarini:  114,000; Mr. Schaller:  160,000; and Dr. Vida:  106,000.

(3)                Mr. Lerner became our interim President and CEO effective November 5, 2006. After such date, he was no longer compensated for his services as a director but remained on the Board.

(4)                The annual retainer paid to Messrs. Dinerstein and Lele was pro rated as each joined our Board in September 2006.

In November 2006, the Special Investigation Committee recommended, and the Board approved,

(i)             the recovery of certain stock option gains, plus interest, recognized upon the exercise by certain of our directors and executive officers of stock options that were deemed to have been misdated for accounting purposes, or discounted options.  These gains equaled the difference between the exercise price of the exercised discounted options and the fair market value of such options on the restated measurement date. The following current and former directors repaid such gains to us in the following amounts, plus interest:  Dr. Drakeman: $200,030; Mr. Schaller: $114,600; and Dr. Vida: $78,690. Mr. Appelbaum repaid us $572,357 but has not yet paid the interest due on such amount;

(ii)         the recovery from Dr. Drakeman and  Mr. Appelbaum, respectively, of the excess value (over $250,000), plus interest, of stock awards deemed to have been misdated for accounting purposes, granted to each such individual in 2001. Dr. Drakeman has paid us $238,600, plus interest, in full satisfaction of such amount. Mr. Appelbaum has not yet paid us $238,600, plus interest, in respect of the 2001 cash bonus; and

(iii)     the repricing of all discounted options held by certain of our executive officers and directors to the fair market value of such discounted options on their respective restated measurement dates. The current and former directors impacted by this repricing were: Mr. Appelbaum, Dr. Drakeman, Dr. Michael Fanger (resigned in 2004), Mr. Lerner, Mr. Schaller and Dr. Vida.

Corporate Governance

Corporate Governance Guidelines

Our business, property and affairs are managed by or are under the direction of the Board pursuant to New Jersey law and our certificate of incorporation and by-laws. Members of the Board are kept informed about our business through discussions with the President and CEO and other key members of management, by reviewing materials provided to them by management and by management’s participation in meetings of the Board and its committees.

The Board has adopted a set of Corporate Governance Guidelines that address the composition and operation of the Board. These guidelines can be viewed at www.medarex.com/Investor/Corporate.htm and can be obtained, upon request, from Medarex.

Board and Audit Committee Service

Our Board has a policy that no director shall simultaneously serve on:

•                    the board of directors of more than six publicly traded companies, including Medarex; or

•                    the audit committees of more than three publicly traded companies, including Medarex.

For purposes of this policy, “publicly traded companies” includes companies whose securities are traded on foreign or U.S. public markets.

Director Nomination Process

Our Director Nomination Policy describes the procedures for recommending candidates and provides that candidates for the Board should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Under its charter, the Governance Committee evaluates all such candidates and makes recommendations to the Board.

In considering potential candidates, the Governance Committee also considers factors such as whether or not a potential candidate:

•                    possesses relevant expertise upon which to be able to offer advice and guidance to management;

•                    has sufficient time to devote to our affairs;

•                    has demonstrated excellence in his or her field;

•                    has the ability to exercise sound business judgment; and

•                    has the commitment to rigorously represent the long-term interests of our shareholders.

The Governance Committee retains the right to modify these factors from time to time.

Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of shareholders. In conducting this assessment, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate, given our current needs and the current needs of our Board, to maintain a balance of knowledge, experience and capability.

In the case of an incumbent director whose term of office is set to expire, the Governance Committee reviews such director’s overall service during his or her term, including the number of meetings attended, level of participation and quality of performance. In the case of a new director candidate, the Governance Committee also determines whether the nominee is independent for NASDAQ purposes; such determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Governance Committee will consider director candidates recommended by shareholders in accordance with our Director Nomination Policy. To nominate a candidate, a shareholder must notify our Secretary in writing not less than 120 calendar days prior to the one-year anniversary of the mailing date of our prior year’s proxy statement, and include in such notice:

•       The recommended candidate’s name, age and addresses (business and residence);

•       The recommended candidate’s principal occupation or employment;

•       The class and number of shares of our stock, if any, owned beneficially or of record by the nominated candidate;

•       The qualifications of such recommended candidate and how they compare to the qualifications and factors described in our Director Nomination Policy under the heading “Minimum Qualifications and Factors for Selection;”

•       A written consent of the recommended candidate to be named as a director candidate and, if nominated and elected, to serve as a director;

•       The name and address  of the shareholder making the nomination as they appear on our books;

•       The class and number of shares of our stock owned beneficially or of record by the shareholder nominating the candidate as of the date of the correspondence;

•       A description of all arrangements or understandings between the recommending shareholder and the recommended candidate with respect to the nomination; and

•       Any other information regarding the recommended candidate or recommending shareholder that would be required to be included in the proxy statement or other securities filing relating to the election of directors.

Under this policy, candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our directors, officers, third party search firms or other sources. The Governance Committee may also consider whether to support the nomination of any person nominated for election to the Board by a shareholder pursuant to the provisions of our by-laws relating to shareholder nominations. During the past year, the Governance Committee did not receive a director nomination by a shareholder or a group of shareholders holding more than 5% of our voting stock and we did not pay a fee to, or engage, any third party search firm or other source to identify and evaluate nominees for directors. Our Director Nomination Policy is available at www.medarex.com/Investor/Corporate.htm.

Shareholder Communications with the Board

The Governance Committee has adopted a formal process by which shareholders may communicate with the Board or any of our directors.  Shareholders and other interested persons may communicate with members of the Board by either (i) sending an e-mail to boardofdirectors@medarex.com or (ii) sending written correspondence to: Medarex Board of Directors, c/o Office of the General Counsel, Medarex, Inc., 707 State Road, Princeton, New Jersey 08540. The e-mail or mailing envelope must contain a clear notation indicating that the communication is a “Shareholder/Board Communication.”  Persons sending such communications are encouraged to identify themselves, so that a response may be provided, if appropriate. In addition, the communication must clearly identify whether or not the author is a shareholder of Medarex and must clearly state whether the intended recipients are all of the members of the Board or just certain specified individual directors. Our General Counsel will review with our outside legal counsel all correspondence and forward to the Chairman of the Board a summary of the correspondence. In addition, our General Counsel will forward copies of any correspondence to the Board, if in the opinion of the General Counsel or outside legal counsel, the correspondence requires the attention of the Board or an individual Board member. A log is maintained by our General Counsel and any member of the Board may review the log and request a copy of the correspondence. Further details and the full text of this process can be found at www.medarex.com/Investor/Corporate.htm.

Standards of Integrity

We have adopted Standards of Integrity that apply to all of our officers, directors and employees. A copy of our Standards of Integrity is available at www.medarex.com/Investor/Corporate.htm. The Standards of Integrity set forth a written code of ethics and business conduct that all of our officers, directors and employees are required to adhere to in addressing the legal and ethical issues encountered in conducting their work. The Standards of Integrity require that employees comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Integrity. If we make any substantive amendments to the Standards of Integrity or grant any waiver from a provision of the Standards of Integrity to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. We will post all waivers for a period of twelve months.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INFORMATION

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected E&Y as our independent registered public accounting firm for the year ending December 31, 2007, and has further directed that management submit the selection of such independent registered public accounting firm for ratification by the shareholders at the 2007 Annual Meeting. E&Y has audited our financial statements since our inception in 1987. Representatives of E&Y are expected to be present at the 2007 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our by-laws nor other governing documents nor law require shareholder ratification of the Board’s selection of E&Y as our independent registered public accounting firm. However, the Board is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and our shareholders’ best interests.

The affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy and entitled to vote at the 2007 Annual Meeting will be required to ratify the selection of E&Y. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

Report of the Audit Committee

The following report of the Audit Committee does not constitute “soliciting material” and is not deemed “filed” or incorporated by reference into any of our other filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee’s responsibilities are set forth in the Audit Committee Charter, which can be found at www.medarex.com/Investor/Corporate.htm. The Audit Committee oversees our financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles, or GAAP, or to assess our internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided by management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with GAAP.

As part of its oversight of our financial statements, the Audit Committee reviews and discusses with both management and E&Y all annual and quarterly financial statements prior to their issuance.

In June 2006, we announced that the Board initiated an investigation of our stock option grant practices from 1996 through June 30, 2006.  On August 18, 2006, management and the Audit Committee concluded that incorrect measurement dates were used for financial accounting purposes for certain equity awards made in prior periods. Management subsequently determined that the cumulative non-cash stock-based compensation expense and related payroll tax liabilities resulting from revised measurement dates with regard to past equity awards was approximately $36.6 million and recorded non-cash, stock-based compensation expense and related payroll tax liabilities with regard to past equity awards of approximately $2.0 million, $2.0 million and $4.5 million for the years ended December 31, 2005, 2004 and 2003, respectively, and approximately $28.1 million prior to fiscal year 2003. In addition to the adjustments related to stock-based compensation and related payroll taxes, management also corrected immaterial errors identified in prior years related to the amortization of premiums and discounts related to its marketable securities. For the years 1996 through 2002, the errors were corrected by restating our beginning accumulated deficit as of January 1, 2003 and restated our consolidated financial statements as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003. Management has advised the Audit Committee that each set of financial statements, as restated, had been prepared in accordance with GAAP. Management also reviewed significant accounting and disclosure issues with the Audit Committee, including issues surrounding the restatement.

In this context, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 and Medarex’s internal control over financial reporting with management and E&Y. Specifically, the Audit Committee reviewed with E&Y their judgments as to the quality, not just the acceptability, of our accounting principles. The Audit Committee also discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from E&Y required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with E&Y its independence and considered the compatibility of non-audit services with E&Y’s independence and concluded there were no independence issues.

The Audit Committee held ten meetings in 2006. The Audit Committee’s meetings include, whenever appropriate, executive sessions with E&Y, without the presence of our management, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality and objectivity of our financial reporting.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Audit Committee
Ronald J. Saldarini, Ph.D., Chair
Robert C. Dinerstein
Charles R. Schaller

Fees of Independent Registered Public Accounting Firm

The following table represents aggregate fees billed to Medarex for the years ended December 31, 2006 and 2005, by E&Y, our independent registered public accounting firm:

	Year Ended December 31,
	2006	2005
	(in thousands)
Audit fees(1)(2)	$779	$1,065
Audit-related fees(3)	22	28
Tax fees(4)	53	91
All other fees(5)	240	—
Total fees	$1,094	$1,184

(1)                Includes $0 and $446 for the years ended December 31, 2006 and 2005, respectively, related to audit and quarterly reviews of the financial statements of Celldex Therapeutics, Inc., or Celldex, as well as professional services rendered to Celldex in connection with the filing of its Registration Statement on Form S-1 and related amendments. We own approximately 60% of the outstanding common stock of Celldex and include its financial statements in our consolidated financial statements. In 2006, Celldex paid its own audit fees.

(2)                Audit fees represent the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements for the year ended December 31, 2006, reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for 2006 and professional services rendered in connection with SEC filings.

(3)                Audit-related fees represent professional services rendered in connection with an employee benefit plan audit as well as accounting consultations.

(4)                Tax fees represent domestic and international tax planning and compliance services.

(5)                All other fees represent fees billed for professional services rendered in connection with an investigation of Medarex’s prior stock option grant practices.

All audit, audit related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of services other than audit services by E&Y is compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides for pre-approval of audit, audit-related and tax services specifically prescribed by the Audit Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Any decision must be reported to the full Audit Committee at its next scheduled meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding ownership of our common stock as of April 5, 2007 by:

•       each director and nominee for director;

•       each of our named executive officers (as defined in CD&A below);

•       all executive officers and directors of Medarex as a group; and

•       all those known by us to be beneficial owners of more than 5% of our common stock.

	Beneficial Ownership(1)
Name of Beneficial Owners†	Number of Shares	Percent of Total
5% Shareholders
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	18,327,104	14.6%
Mazama Capital Management, Inc.(3) One Southwest Columbia Street Suite 1500 Portland, OR 97258	15,930,973	12.7%
Executive Officers and Directors
Dr. Lonberg(4)	1,114,092	*
Mr. Schade(5)	978,467	*
Dr. Drakeman(6)	961,187	*
Mr. Middlekauff(7)	701,684	*
Dr. Nichol(8)	586,836	*
Mr. Lerner(9)	476,000	*
Dr. Pepin(10)	399,191	*
Mr. Schaller(11)	193,274	*
Dr. Vida(12)	184,770	*
Dr. Saldarini(13)	114,000	*
Dr. Danzon(14)	30,000	*
Mr. Dinerstein(15)	30,000	*
Mr. Lele(16)	30,000	*
All executive officers (excluding Dr. Drakeman), directors (excluding Dr. Drakeman and Mr. Appelbaum) and nominees as a group (12 persons)(17)	4,820,314	3.8%

             (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 125,710,446 shares outstanding on April 5, 2007, adjusted as required by rules promulgated by the SEC.

             (2) Includes shares issuable upon conversion of our convertible notes. Includes shares held by Fidelity Management & Research Company and Pyramis Global Advisors Trust Company and Fidelity Management Trust Company.

             (3) Includes shares issuable upon conversion of our convertible notes.

             (4)  Includes 993,373 shares issuable pursuant to options exercisable within 60 days of April 5, 2007. Also includes 44,708 phantom stock units.

             (5) Includes 929,373 shares issuable pursuant to options exercisable within 60 days of April 5, 2007. Also includes 36,569 phantom stock units.

             (6) Includes 722,255 shares issuable pursuant to options exercisable within 60 days of April 5, 2007. Also includes 198,932 phantom stock units.

             (7) Includes 679,373 shares issuable pursuant to options exercisable within 60 days of April 5, 2007. Also includes 19,311 phantom stock units.

             (8) Includes 504,373 shares issuable pursuant to options exercisable within 60 days of April 5, 2007. Also includes 34,463 phantom stock units.

             (9) Includes 346,000 shares issuable pursuant to options exercisable within 60 days of April 5, 2007.

    (10) Includes 378,332 shares issuable pursuant to options exercisable within 60 days of April 5, 2007. Also includes 16,359 phantom stock units.

        (11) Includes 160,000 shares issuable pursuant to options exercisable within 60 days of April 5, 2007.

    (12) Includes 106,000 shares issuable pursuant to options exercisable within 60 days of April 5, 2007. Also includes 330 shares held by Dr. Vida’s wife.

        (13) Includes 114,000 shares issuable pursuant to options exercisable within 60 days of April 5, 2007.

        (14) Includes 30,000 shares issuable pursuant to options exercisable within 60 days of April 5, 2007.

        (15) Includes 30,000 shares issuable pursuant to options exercisable within 60 days of April 5, 2007.

        (16) Includes 30,000 shares issuable pursuant to options exercisable within 60 days of April 5, 2007.

        (17) Includes 4,300,824 shares issuable pursuant to options exercisable within 60 days of April 5, 2007 and 151,410 phantom stock units.

*                      Less than 1%.

†                      Unless otherwise indicated, the business address of each beneficial owner is Medarex, Inc., 707 State Road, Princeton, New Jersey 08540.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of us. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Certain Relationships and Related Persons Transactions

In early 2007, Celldex Therapeutics, Inc., or Celldex, retained the legal services of Lowenstein Sandler PC, or Lowenstein, a law firm. As of December 31, 2006, we owned approximately 60% of the outstanding common stock of Celldex. Michael Lerner is a member of Lowenstein and provides legal services to Celldex. Michael Lerner is the son of our interim President and Chief Executive Officer and Chairman of our Board. While no legal fees were paid to Lowenstein by Celldex in the year ended December 31, 2006, Celldex has advised Medarex that it anticipates that Lowenstein will invoice Celldex more than $120,000 in 2007 for legal services performed by Lowenstein, including Michael Lerner.

Conflict of Interest Policy

We have adopted a Conflict of Interest Policy, or the Conflict Policy, to provide a framework for addressing conflict of interest issues that may arise involving transactions in which a member of our Board, one of our employees or an employee of one of our affiliates, or a family member of a director or employee, may have a direct or indirect financial interest, including, but not limited to, “related-persons transactions.” For purposes of our Conflict Policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving a transaction that is required to be disclosed under Item 404 of Regulation S-K. A related person is any executive officer or director, including any of their immediate family members, and any entity owned or controlled by such persons. A copy of our Conflict Policy is available at www.medarex.com/Investor/Corporate.htm.

The purpose of the Conflict Policy is not to prohibit a conflict of interest, but instead to (i) involve our directors and employees in the process of identifying conflict issues, (ii) facilitate internal disclosure and public disclosure when required under the rules and regulations established by the SEC and NASDAQ, and (iii) ensure internal decision-making without conflicts.

Identification and Disclosure.   The Conflict Policy lists criteria to help identify potential conflicts of interest so that our directors and employees are generally aware of the types of situations where a potential conflict of interest may exist. It is the responsibility of our directors and employees to identify potential conflicts, and if unsure, seek guidance from our General Counsel. If necessary, our General Counsel will then consult with the Governance Committee for resolution. The policy provides pre-established guidance for determining whether the facts of a potential issue require Governance Committee review.

Decision-Making.   Once a potential conflict is identified, we have procedural guidelines for submitting the underlying conflict to the Governance Committee or our Board for the approval, ratification or rejection of the transaction at issue depending on the nature of the transaction (i.e., whether transaction arose in “the ordinary course of business” or was outside the ordinary course of our business) and the individual involved. Certain transactions with “related-persons” must be approved by our Board or our Governance Committee. Additionally, we have identified business relationships that are common and clearly give rise to an actual conflict, so these relationships may be avoided in advance. Violation of our policies will result in disciplinary action being taken. Our General Counsel reports to the Board on any conflicts reviewed by the Governance Committee in accordance with the Conflict Policy.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation and Organization Committee
Abhijeet J. Lele, Chair Patricia M. Danzon, Ph.D. Ronald J. Saldarini, Ph.D.

Compensation Discussion and Analysis

Objectives

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutic products designed to address a wide range of diseases, including cancer, inflammation, autoimmune disorders and other life-threatening and debilitating diseases. To promote a performance culture aligned with this focus, our executive compensation program is designed to (i) attract key executive personnel who can drive achievement of our corporate goals and strategic objectives; (ii) motivate those executives to achieve our goals and objectives; (iii) retain key executives and maintain management stability; and (iv) maintain an appropriate relationship between competitive executive compensation and the creation of shareholder value. Our intention is to reward participants for sustained operating performance and excellence in leadership, to align their interests with those of our shareholders, and to encourage them into long and productive careers with us.

We describe our executive compensation program below and provide an analysis of the compensation earned in 2006 by our “named executive officers”—the interim President and CEO, the CFO and the three other most highly-compensated executive officers, as well as our former CEO, who resigned in 2006. In 2006, our named executive officers were Messrs. Lerner, Schade, Lonberg, Middlekauff, Nichol and Drakeman, respectively. This CD&A should be read in conjunction with the detailed tabular and narrative information regarding executive compensation in this proxy statement.

Administration of our Compensation Program

The Compensation Committee has responsibility, in accordance with its charter, for establishing, implementing and overseeing our overall compensation strategy and policies, including our executive compensation program, in a manner that supports our business objectives. The Compensation Committee has the direct responsibility to review and approve the corporate goals and objectives relevant to the compensation of our CEO and other executive officers, to evaluate the executives’ respective performance against these goals and objectives and to determine the compensation and other terms of employment of our CEO and other executive officers. The Compensation Committee also recommends to the Board the structure and detail of Board member compensation and administers our equity compensation and other benefit plans and programs.

The Compensation Committee has the sole and direct authority to retain its own advisors and compensation consultants and approve their related fees and retention terms. Historically, neither Medarex nor the Compensation Committee engaged compensation consultants to assist in developing our compensation program, relying instead on an internal analysis of compensation data obtained through a review of proxy disclosures of our peer group (as further described below), as supplemented by data from the Radford Global Life Sciences Survey (formerly known as the Biotechnology Survey), or the Radford Survey, and Equilar, a third party compensation data service.

In November 2006, upon the conclusion of an investigation by a Special Investigation Committee (as defined in “Information Regarding the Board and Corporate Governance—the Compensation Committee” above) relating to Medarex’s historical stock option grant practices and related accounting from 1996 through June 30, 2006, the Board reconstituted the membership of its standing committees, including the Compensation Committee, and appointed Mr. Lerner as our interim President and CEO. In January 2007, based on the recommendation of the Special Investigation Committee, the Board adopted the Equity Grant Procedures (as further described below) and also established certain new policies for the governance of the Compensation Committee, including (i) formal, periodic training on legal and accounting issues associated with Medarex’s compensation practices, (ii) an annual review by the Compensation Committee of all components of compensation for executive officers, and (iii) principles relating to equity-based awards. These changes to the composition, training and functioning of the Compensation Committee were designed to strengthen our commitment to the executive compensation principles described below.

From time to time, the Compensation Committee consults with Cooley Godward Kronish LLP, our outside corporate counsel, to provide advice on compensation matters. Additionally, in the first quarter of 2007, the Compensation Committee retained W.T. Haigh & Company, Inc., a compensation consulting firm, or Haigh & Company, to provide objective analysis, advice and information to the Compensation Committee, including competitive market data and recommendations relating to executive compensation and any package proposed for a new CEO. Haigh & Company also provided advice to the Compensation Committee regarding the negotiation of the compensation package for Mr. Lerner, our interim President and CEO. Haigh & Company reports directly to the Compensation Committee and does no work for Medarex except as expressly authorized by the Compensation Committee.

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO has historically played an important role in the process underlying such decisions. All of our executive officers, including Messrs. Schade, Lonberg, Middlekauff and Nichol, report directly to the CEO.

Starting at the end of each calendar year, our CEO engages in active dialogue with the Chairman of the Compensation Committee concerning the individual goals and objectives for both himself and his direct reports for the upcoming calendar year. The CEO also provides the Compensation Committee with his evaluation of the performance of his direct reports as well as himself with respect to the previous calendar year and his resulting recommendations for incentive cash bonus awards. After considering the CEO’s recommendations and assessing corporate performance for the year, historically in the first quarter of the following year, the Compensation Committee has (i) reviewed individual executive officer (and CEO) goals and objectives and (ii) approved cash bonus awards to our executive officers, including the CEO, with respect to the previous year’s performance. The Compensation Committee is reviewing our goal-setting and related performance management process and how that process may be administered in the future as part of the overall executive compensation review it is conducting.

In addition, at the mid-point of each calendar year, the CEO has historically made executive officer base salary and stock option recommendations to the Compensation Committee for its consideration and approval. These recommendations have been based on prior twelve-month performance against agreed upon goals and objectives. After taking these recommendations into account, at mid-year, the Compensation Committee has historically approved base salary adjustments and equity compensation grants, if any, for each named executive officer (including the CEO). The CEO does not participate in the relevant portion of any Committee meetings regarding his own compensation.

In 2007, the timing of equity compensation for named executive officers will be governed by the Equity Grant Procedures, which provide that, in general, the Compensation Committee will approve annual equity awards, if any, to current officers in the period beginning two days after the filing of our Form 10-K with the SEC and ending the date of the annual shareholders meeting, with the grant date to be the date of the annual shareholders meeting. The timing of other compensation decisions involving our named executive officers may also change in the future as the Compensation Committee reviews and assesses how it administers our compensation program.

The Compensation Committee periodically reports to the Board on its actions and recommendations and meets regularly in executive session without members of management or management directors present. The Compensation Committee reviews its charter and assesses its own performance at least annually, focusing in particular on the effectiveness of our compensation program in obtaining desired results. In addition, the Board, through the Nominating and Corporate Governance Committee, conducts an annual review of the role, function and operation of each of its standing committees, including the Compensation Committee.

Our Executive Compensation Program

Recruitment and Retention.   We recognize the importance of attracting and retaining the best managerial leadership talent within the biotechnology industry. The scope of our business, research and development activities as evidenced by the depth of product pipeline and numerous active corporate partnerships, requires us to compete for new executive talent and retain our current executives across a broad range of biopharmaceutical companies, including larger biotechnology and pharmaceutical companies. We believe we must offer a compensation package that is competitive within such a peer group, yet fully aligned with our responsibility to our shareholders.

Pay for Performance.   We design our compensation programs for executive officers to encourage achievement of our short-term, long-term and strategic performance goals with the ultimate goal of advancing business strategies and commercializing therapeutic products, thereby improving shareholder value. Performance encompasses not just our corporate goals but also the achievement of individual performance goals and objectives. We use performance metrics that are both quantitative and qualitative and not keyed necessarily to our stock price.

Performance Assessment.   We strive to set, achieve and link compensation to performance goals, objectives and milestones. To achieve this objective, we assess our performance both on a quantitative and qualitative basis. We believe this approach allows us to maintain a strong performance review process while taking into consideration external factors such as unanticipated regulatory hurdles or business decisions made by our corporate partners that may affect the ability of our executives to achieve the short-term, long-term and strategic goals we have set for them. For this reason, we do not rely solely on a formulaic approach to performance assessment and to related compensation actions for our executives. We believe this approach provides us with the flexibility to also consider goals and accountability within areas that the executive can control or influence by virtue of his or her creativity, energy and commitment to execution.

Transparency to Shareholders.   Our compensation programs have been designed in a way that provides shareholders with access to the pertinent information needed to help understand our approach to executive compensation. We have a history of entering into written employment agreements with our executive officers to establish clear terms for compensation to be received by such officers. These agreements have been filed with the SEC and are publicly available. These agreements have traditionally addressed several components of our compensation program, including base salary, post-termination compensation and perquisites, if any. We anticipate continued use of written agreements to further the goals of clarity and transparency of information. In addition, we adopted the Equity Grant Procedures (as further described below) so shareholders and employees have insight into our process of granting equity compensation.

Our Company’s Performance.   To evaluate our performance, the Compensation Committee considers the extent to which our key research, clinical, manufacturing, business development, financial and legal objectives have been met during the preceding period, including, without limitation:

•       The development, acquisition and licensing of key technology.

•       The achievement of certain milestones, whether specified in agreements with third party collaborators or determined internally.

•       Accessing capital to fund our research, development, operations and other business activities.

•       The maintenance of relationships with the financial community.

Executive Performance.   Among the criteria considered by the Compensation Committee in evaluating individual executive performance are the following, not all of which are applicable to all executive officers:

•       An executive’s involvement in, and responsibility for, the development and implementation of strategic plans and the attainment of our strategic and operating objectives.

•       An executive’s managerial leadership skills.

•       An executive’s participation in our relationship with the investment community.

•       An executive’s involvement in personnel recruitment, retention and management development.

•       An executive’s role in the research, development, acquisition, licensing and manufacture of key products and technology.

•       An executive’s participation in the achievement of certain milestones, whether specified in agreements with third party collaborators or determined internally.

•       An executive’s involvement in accessing capital to fund our research, development, operations and other business activities.

•       An executive’s role in protecting our intellectual property.

•       An executive’s role in the audit and corporate governance functions.

•       An executive’s ability to develop and work within operating budgets, control costs and manage other aspects of expenses.

•       An executive’s involvement in and responsibility for full compliance with all applicable legal and regulatory requirements.

The Process

Throughout the year, the Compensation Committee meets in person or via telephone to establish, review and modify, as necessary, our compensation program, the compensation for our named executive officers as well as trends in compensation practices generally. As mentioned above, we have historically approved base salary and equity compensation effective as of mid-year and have approved incentive cash bonus awards in the first quarter of the following year, based on the previous year’s performance. In addition to individual and corporate performance, the Compensation Committee also considers the following as part of its process:

Our Peer Group.   As noted above, the Compensation Committee tries to provide compensation that is competitive with the compensation provided by companies in the broader biotechnology and pharmaceutical industries. We have historically considered our peer group as the top 100 publicly traded biotechnology companies (as ranked based on market capitalization). In 2006, we ranked 30th in this peer group based on market capitalization as of December 31, 2005. We considered the entire list to be a reasonable comparative group within which we compete for talent and to which our executives might look for alternative employment opportunities.

As part of its ongoing review of compensation practices, the Compensation Committee has asked Haigh & Company to review the historical peer group and to independently develop a peer group for compensation and performance comparison in the future. Haigh & Company has developed and the Compensation Committee has approved a new select peer group of 20 companies that considers among other things, market capitalization, number of employees, stage of development and research and development spending that are more similar to us than certain companies in the historical peer group that have fully integrated commercial operations as well as net profits. The Compensation Committee intends to review and modify, as appropriate, this peer group annually.

Benchmarking.   We believe that the executive compensation practices of our select peer group provide useful information as an external means to help us establish compensation practices that are competitive yet responsible. Accordingly, each year we review the cash and equity compensation levels for our named executive officers against comparable compensation paid within our peer group. Historically, our internal analysts have collected this information with respect to this group from public disclosures (including proxy statements), as supplemented by summary compensation analyses for public biotechnology companies prepared by the Radford Survey and Equilar. In considering this data, we take into account our relative company size, stage of development, performance and geographic location as compared to these peer companies, as well as what we know about the responsibilities that executives are charged with and accountable for at these companies. As noted above, because of the competition we face in recruiting and retaining executive talent and the scope of our operations, we believe that our total compensation levels should be positioned at approximately the 75th percentile for our current named executive officers assuming satisfactory performance by them of their respective duties versus market benchmarks. For 2006, we were positioned well below this level as no equity awards were made to our named executive officers in light of the then-ongoing investigation relating to our stock option granting practices and our related failure to timely file our periodic financial reports with the SEC. As part of its overall assessment of our executive compensation program, the Compensation Committee has reviewed, and will annually review, the relative competitive positioning of our program to market benchmarks as defined primarily by the select peer group and the Radford Survey.

Pay Mix.   The Compensation Committee is guided by the general principle that a material percentage of an executive’s total compensation should be “at risk”—that is, payable upon achievement of performance objectives or, as is the case with stock option awards generally, with value dependent on the appreciation of our stock price. Based on this principle, historically, on average, between 60-80% of total compensation to our named executive officers has been in the form of equity compensation and incentive cash bonus compensation. We believe this pay mix is reasonable in light of compensation practices of peer companies and also allows us to remain competitive in seeking and retaining top executive talent. We do not have a formal target pay mix.

Equity Grant Practices.   Our equity compensation program assists us in enhancing the link between long-term incentive compensation and the creation of shareholder value, providing an opportunity for increased equity ownership by executives, and maintaining competitive levels of the at-risk portion of total compensation. We believe equity ownership encourages executives to manage from the perspective of an owner/shareholder. Historically, we have issued equity compensation awards in connection with new hires, as part of the annual compensation review process and “off cycle” in connection with extraordinary events. Our use of stock-based awards and the mix of options to other forms of stock-based awards like restricted stock units have been based upon market practice and projected business needs, balanced against financial considerations, including the cost of equity awards and the projected impact on shareholder dilution.

In January 2007, our Board adopted the Equity Grant Procedures (described below) which provide a detailed set of procedures with respect to the granting of equity awards. The Equity Grant Procedures were designed to provide a framework for the administration of our equity compensation program that complies with applicable laws and regulations and that can be implemented consistently by our personnel.

Under the Equity Grant Procedures, annual equity awards will be approved by the Compensation Committee in the open trading window beginning two days after the filing of our Form 10-K with the SEC and ending the date of the annual shareholders meeting, but only if no executive officer or member of the Board is in possession of material, non-public information on the approval date. The grant date for such annual awards will be the date of the annual shareholders’ meeting. If there is no date during this open trading window on which awards can be granted in compliance with the foregoing condition, the Board will consult with outside legal counsel to implement an alternative granting approach for such year. All new-hire and “off-cycle” awards (including for directors, officers and all other employees) are approved at monthly meetings of the Compensation Committee, with grant dates being the last trading day of the month in which the awards were approved. Management provides the Compensation Committee with proposed awards in advance of the meeting.

All grants will be made with an exercise price equal to the average of the high and low price of our common stock on NASDAQ on the date of grant. This average price valuation is common practice and offers no inherent pricing advantage to the optionee or us. Once approved, no changes will be made to an award without further action by the Compensation Committee. However, in the event the Compensation Committee determines that it is not in our best interest to follow these granting and administrative procedures in a specific and exceptional situation, the Compensation Committee may waive such procedures after due consultation with our CFO and General Counsel. The grant process and terms of any awards granted under such extraordinary circumstance will be fully documented by the Compensation Committee.

In addition, the Equity Grant Procedures provide that on an annual basis, our CFO and General Counsel, in coordination with our outside counsel and accountants, will undertake a review of the administration of our equity compensation program, and report the results of such review to the Compensation Committee, the Audit Committee, the CEO and, to the extent significant issues are found, the Board. Finally, the CFO and the General Counsel will supervise an annual training program for those employees, consultants and Board members involved in our equity compensation program.

Deductibility of Compensation Expenses.   Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to our CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, avoidance of tax deductibility has not historically been a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers, and as such, may be limited in the ability to deduct amounts of compensation from time to time.

Compliance with Non-Qualified Deferred Compensation Rules.   On October 22, 2004, the American Jobs Creation Act of 2004, or the AJCA, was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We have taken steps to bring our non-qualified deferred compensation plans into good faith compliance with the statutory provisions as currently in effect. Toward this end, we raised the exercise price of stock options that have been determined (for accounting purposes) to have been granted at a discount to fair market value, or discounted options, to bring those options into compliance with the AJCA. The Special Investigation Committee recommended, and the Board approved, the repricing of all discounted options held by certain of our executive officers and directors to the fair market value of such discounted options on their respective restated measurement dates. Our Board also approved a similar repricing of discounted options subject to AJCA held by executive officers and directors who were not covered by the Special Investigation Committee’s recommendation. In addition, all of our non-executive employees holding discounted options subject to AJCA agreed to reprice those options to the fair market value on the restated measurement date pursuant to a tender offer which ended April 9, 2007. By bringing the discounted options into compliance with the AJCA and thereby minimizing potential adverse tax consequences to individual employees, we believe the steps we have taken can help preserve the incentive value associated with these equity awards, while avoiding significant financial costs to the recipients.

Accounting Considerations.   We consider, as one factor among many in structuring our compensation program, the accounting consequences of each element of our compensation program. Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R). At this time, the Compensation Committee has not determined it to be necessary to modify the structure of our compensation program, as the Compensation Committee believes the compensation expense associated with our current program is reasonable and necessary to motivate performance and retain our key executives.

Components of Executive Compensation

Each year, guided by the goals, philosophy and principles described above, the Compensation Committee reviews the total compensation package offered to our named executive officers. The total compensation package may include some or all of the following components: base salary, cash and stock bonuses, long-term incentive compensation (including stock options, restricted stock awards, and deferred stock awards), participation in broad-based employee benefit programs, executive perquisites, and post-termination compensation.

Base Salary.   Base pay is a critical element of executive compensation designed to attract and retain employees over time.  Base salary is especially important to our employees in light of the volatile nature of the biotechnology sector and the resulting need to provide a consistent source of compensation to avoid or minimize executive departures to competitors.  However, to foster our focus on pay for performance, the Compensation Committee generally sets base salaries for senior executives so that less than 40% of the executive’s total compensation is base salary.  In determining initial base salaries and any annual adjustments thereto, the Compensation Committee has historically considered the executive’s qualifications and experience, current and potential future scope of responsibilities, the executive’s past performance (including, but not limited to, performance against metrics described above under “Pay for Performance”), competitive salary practices at our peer companies (as described above under “Benchmarking”) and the executive’s total compensation package relative to other officers (that is, horizontal pay equity).

In 2006, we did not increase the base salaries of our named executive officers as compared to 2005, in light of the then-ongoing investigation relating to our stock option granting practices.

In February 2007, the Compensation Committee approved a monthly base salary for Mr. Lerner, our interim President and CEO, of $50,000, effective as of November 5, 2006.  The Compensation Committee established this level of base compensation based upon Mr. Lerner’s qualifications and experience and his leadership responsibilities as an interim CEO (including completion of the financial restatement process, remediation of option dating issues, and the search for a full-time CEO).  In March 2007, the Compensation Committee increased the base salaries of Drs. Lonberg and Nichol by an average of 2%.  Based on the recommendation of the Special Investigation Committee, as approved by the Board, base salary increases, if any, for the CFO and General Counsel, will not occur until after June 30, 2007.

Bonus Awards.   Our annual cash bonus program is another critical piece of our compensation program and is designed to attract, retain, and motivate employees toward the achievement of critical annual performance goals.  As part of the Compensation Committee’s annual review of compensation, the Compensation Committee establishes target bonus awards based on our historic practice for our named executive officers, with payouts determined based on the achievement of specified objectives.  Historically, these objectives have included the entry into significant corporate partnerships, the obtaining of targets for antibody development, the entry of product candidates into clinical trials, meeting financing and operating needs, and the achievement of regulatory milestones.  The Compensation Committee also considers compensation history for each executive, biotechnology-industry compensation survey data and, as mentioned above, the CEO’s comments on performance and bonus recommendations.

2006 accomplishments included:

•       Progress towards commercialization of ipilimumab, our lead program, for the treatment of metastatic melanoma:

—                              Completion of enrollment in pivotal monotherapy registrational trial;

—                              Receipt of special protocol assessment, or SPA, and fast track designation for monotherapy registrational trial;

—                              Initiation of additional melanoma registrational trial under an SPA and with fast track designation;

—                              Announcement of positive data in multiple ipilimumab trials for other cancer indications;

•       Achievement of Investigations New Drug, or IND, filings and other regulatory milestones for certain proprietary and co-developed product candidates, including MEDX-1106 (Phase I for cancer), Valortim (Phase I for Anthrax), MDX-066 (Phase I for C. difficile-acquired diarrhea. Or CDAD), and MDX-1388 with MDX-066 (Phase II for CDAD);

•       Entry into multiple new strategic partnerships and licensing agreements with partners such as Ono Pharmaceutical Co., Ltd., Organon, Celera Genomics, Oxford Genome Sciences and others;

•       Management/maintenance of current partnerships with over 40 partners;

•       Management of research pipeline of over 150 programs; and

•       Strengthening of our financial position through a $128 million stock offering.

After reviewing our 2006 performance in February 2007 in consultation with Mr. Lerner, in his role as interim President and CEO, the Compensation Committee determined the named executive officers (other than Dr. Drakeman who resigned as our President and CEO effective November 5, 2006) had met their applicable 2006  performance goals.

Following discussions with the CEO, the Compensation Committee always retains the discretion to increase or decrease actual bonus payments.  With respect to our Senior Vice President, Scientific Director and our Senior Vice President, Product Development, the Compensation Committee awarded cash bonuses equal to approximately 52% of their respective base salaries.  Based on the recommendation of the Special Investigation Committee, as approved by the Board, no bonus was awarded to our CFO or our General Counsel.

Interim CEO Bonus Plan.   After consultation with Haigh & Company, the Compensation Committee approved an agreement with Mr. Lerner that provides for the payment of a cash retention bonus, or Retention Bonus, of $300,000 on November 5, 2007, assuming his continued employment to that date, or a prorated amount of the Retention Bonus if the term of his service is terminated prior to November 5, 2007, unless he is terminated for cause, or he resigns, dies or becomes disabled.  Payment of the Retention

Bonus will be accelerated in the event of an intervening change in control event that results in the termination of his service. The Compensation Committee approved the Retention Bonus because Mr. Lerner is not eligible for an annual cash bonus award due to the nature of Mr. Lerner’s temporary service and to retain his services as interim President and CEO while we search for a permanent President and CEO.

Long-Term Incentives.   We use stock options, restricted stock units and restricted stock to focus our executives’ effort on activities within their control that they believe are necessary to help ensure our long-term commercial success, with consequent increases in shareholder value over a period of several years.  We generally have four-year vesting on option awards to facilitate a long-term view of success, align these rewards with performance and shareholder interests and to increase the retention benefit received from this form of compensation.

Stock Options.   We have historically made new hire and annual grants of stock options to our employees, including our named executive officers.  All stock options currently incorporate the following features:

•       Each stock option permits the option holder, for a period of ten years, to purchase one share of our stock at an exercise price equal to the stock price on the date of the grant.

•       Stock options generally vest as to 25% of the shares on the first anniversary of the date of grant and ratably each month thereafter over three years, subject to continued service.  As described above, this four-year vesting period encourages a focus by our executives on longer-term performance. Stock option grants that may be made to named executive officers in 2007 will vest ratably at 25% per year on each anniversary of the date of grant.

•       Our stock plans and certain executive employment agreements (as further described below) provide for accelerated vesting of options in the event of a change in control.  We believe these provisions are competitive with market practices, enable executives to have balanced perspective in making overall business decisions, and therefore serve shareholders interest.

In determining the number of options to be granted to senior executive officers, the Compensation Committee considers the individual’s position, scope of responsibility, ability to affect shareholder value, historic and recent performance and the value of stock options in relation to other elements of total compensation.  In addition, the Compensation Committee considers other extraordinary factors as appropriate. In 2006, we did not grant stock options to our named executive officers in light of the then-ongoing investigation relating to our stock option granting practices and our related failure to timely file our periodic financial statements with the SEC.  However, since we have become current with our SEC reports, we have resumed granting awards of stock options to our senior officers as part of our annual grant process (as further described above under “Equity Grant Practices”) because of the retention value of additional equity awards and our desire to align executive and shareholder long-term interests. In March 2007, the Committee approved stock option grants to Drs. Lonberg and Nichol of 150,000 and 110,000 options, respectively, with such grants to occur on May 17, 2007, the date of our annual shareholders’ meeting.  Based on the recommendation of the Special Investigation Committee, as approved by the Board, stock option grants, if any, for our CFO and General Counsel, will not occur until after June 30, 2007.

After consultation with Haigh & Company, and in connection with the retention of Mr. Lerner as interim CEO, the Compensation Committee agreed in Mr. Lerner’s employment agreement to grant Mr. Lerner a stock option to purchase 250,000 shares of our common stock under our 2005 Equity Incentive Plan.  The option will be granted on the next grant date applicable to annual officer grants under the Equity Grant Practices.  The options will vest in equal monthly installments over 24 months, with vesting to commence on November 5, 2006, Mr. Lerner’s first day of service as interim President and CEO.

If Mr. Lerner’s service is terminated in connection with a change in control, the option award would become fully vested and exercisable.  The acceleration of vesting is consistent with the terms offered to our other executive officers under their employment agreements (as further described below).

Restricted Stock Units as Part of Our Deferred Compensation Program.   In 2004, the Compensation Committee adopted a deferred compensation program to (i) align the longer-term interests of senior management with those of shareholders and (ii) provide a compensation program that is competitive with deferred compensation programs offered by our peer companies.  Under our deferred compensation program, eligible executives can elect to defer up to 50% of their annual cash bonus, with the deferred amount credited as fully-vested restricted stock units representing shares of our common stock.  Receipt of this stock is deferred for three years. The number of restricted stock units credited equals the amount of the deferred bonus divided by the fair market value of our common stock on the date of deferral (that is, the date on which the bonus would otherwise be paid in cash).  Historically, we have matched the deferred amount by crediting the participant’s account with the grant of an equal number of restricted stock units.  This matching contribution vests, based on continued service over three years from the date of grant, with 25% of the match vested as of the grant date and an additional 25% of the matching contribution vesting on each anniversary of the grant date thereafter.  Unless further deferred, all benefits under our deferred compensation program are distributed in a single payment of stock after three years.  As a result of Dr. Drakeman’s resignation, all of his deferred compensation benefits will be distributed to him on July 4, 2007.

All named executive officers elected to defer a portion of their cash bonuses (and receive a 100% match by us) paid in respect of performance in 2003, 2004, 2005 and 2006.  Information regarding restricted stock units awarded to named executive officers in 2006, in respect of bonuses relating to 2005 performance, is set forth in the Summary Compensation Table and Grants of Plan-Based Awards in 2006 table and the related notes thereto.

In late 2006, in light of the Compensation Committee’s desire to reevaluate the deferred compensation program, the named executive officers were not given the opportunity to elect to participate in the deferred compensation program with respect to cash performance bonuses, if any, that may be awarded to them with respect to 2007 performance. As part of its ongoing review of executive compensation practices, the Compensation Committee is reviewing the deferred compensation program including the level of Company restricted stock unit match, if any, should deferrals under the program be allowed in the future.

Employee Benefits.   All of our executive officers are eligible to participate in the employee benefit programs that are generally offered to all of our full-time employees, including our life, medical, dental and disability insurance, accidental death insurance, as well as customary vacation, leave of absence and other similar policies.  Participation by our executives is on the same terms and conditions as applicable to our employees generally. These programs are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed for our business.

Perquisites.   We have historically provided limited perquisites to our executive officers, with the policy that any perquisites provided serve legitimate business purposes, including allowing our executives to focus more time on our business.  For 2006, these prerequisites were limited to the provision of a car service to Mr. Lerner for his use in commuting to and from work and for other business purposes and dues paid for a university club membership for our General Counsel that was used solely for business purposes.  In early 2007, our General Counsel resigned from membership in this club.  We also offer our executives participation in our medical, dental, vision, disability and life insurance plans, for which they are charged on the same basis as all other employees.  Further information regarding perquisites is set forth in the Summary Compensation Table and related notes on page  36.

Post-Termination Compensation.

Retirement Savings.   We encourage our executives and employees generally to plan for post-termination compensation through voluntary participation in our 401(k) Retirement Savings Plan, or 401(k) Plan.  All of our employees, including our executives, may participate in our 401(k) Plan by making pre-tax contributions from wages of up to 50% of their base salary up to the current Internal Revenue Service limits.  We provide a matching contribution of up to 50% of the first 4% of an employee’s salary that is contributed to the 401(k) Plan.  This program is designed to be competitive with overall market practices, and is in place to attract and retain the talent needed for our business.

Severance Protection.   In January 2004, we entered into employment agreements with Dr. Drakeman and each of our then-current five senior vice presidents which provide for payments triggered by various termination events.  For a description of these agreements and our potential payment obligations, please see “Potential Payments Upon Termination or a Change of Control” and the related tabular disclosure beginning on page 40.

The Compensation Committee believes such employment agreements benefit us and our shareholders by attracting and retaining employees in a marketplace where such protections are commonly offered and by allowing executives to assess a potential change of control objectively without regard to the potential impact on their own job security.  Further, the senior officers have entered into non-disclosure, non-competition, and non-solicitation arrangements with us as part of these agreements. As part of the Compensation Committee’s review of all of our executive compensation practices, the benefits provided under these agreements will be reviewed to ensure that they serve our interests in retaining these key executives, are consistent with market practice, and provide reasonable levels of severance protection and compensation.

In connection with Dr. Drakeman’s resignation as CEO effective November 5, 2006, the Board determined, based on the recommendation of the Special Investigation Committee, that it was appropriate to execute a separation agreement, or the Separation Agreement, with Dr. Drakeman to ensure the stable and orderly transfer of responsibilities while we concluded our financial restatement process and commenced a search for a new CEO.  In the Separation Agreement, Dr. Drakeman agreed to waive his rights to cash severance benefits and agreed to continue to provide transitional services to us through March 25, 2007 for an aggregate payment of $209,475.  Dr. Drakeman retained all other rights under his employment agreement.  In addition, he agreed to repay us the amounts set forth in the following paragraph.

Adjustments to Equity Compensation in 2006.   In connection with the findings and recommendations of the Special Investigation Committee, in November 2006, the Board approved the recovery of (i) certain stock option gains, plus interest, recognized upon the exercise by certain executive officers of stock options that were deemed to have been misdated for accounting purposes and (ii) $238,600, plus interest, from Dr. Drakeman, representing the excess value (over $250,000) of a stock award granted to him in 2001 in lieu of a $250,000 cash bonus.  This stock award was deemed to have been misdated for accounting purposes.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides the compensation awarded to or paid to, or earned by our named executive officers for the year ended December 31, 2006.

Name and Principal Position	Year	Salary		Bonus(2)	Stock Awards(3)	Option Awards	All Other Compensation		Total
Mr. Lerner Interim President and Chief Executive Officer	2006	$100,000	(1)	$—	$—	—	$3,885	(4)	$103,885
Mr. Schade Senior Vice President, Finance and Administration, and Chief Financial Officer	2006	485,100		266,805	55,163	—	4,400	(5)	811,468
Dr. Lonberg Senior Vice President and Scientific Director	2006	391,388		215,263	81,853	—	4,400	(5)	692,904
Dr. Nichol Senior Vice President, Product Development	2006	391,388		215,263	31,730	—	4,400	(5)	642,781
Mr. Middlekauff Senior Vice President, General Counsel and Secretary	2006	374,850		206,168	52,899	—	4,400	(5)	638,317
Dr. Drakeman(6) President and Chief Executive Officer	2006	837,900		670,320	264,415	—	4,400	(5)	1,777,035

(1)                Mr. Lerner receives a monthly base salary of $50,000, effective November 5, 2006, as approved by the Compensation Committee in January 2007.

(2)                Represents annual bonus awarded in February 2006, relating to 2005 performance, before partial deferral under our deferred compensation program.  See CD&A above and Grants of Plan-Based Awards table for additional information.

(3)                Represents the value of outstanding restricted stock units under our deferred compensation program that vested during 2006.

(4)                Represents business travel reimbursement.

(5)                Represents matching contributions under our 401(k) Plan.

(6)                Effective November 5, 2006, Dr. Drakeman resigned as our President and Chief Executive Officer.

Grants of Plan-Based Awards in 2006

The following table shows for the year ended December 31, 2006, certain information regarding grants of plan-based awards to our named executive officers. We do not have any non-equity incentive award plans or equity incentive award plans and have therefore omitted the corresponding columns. Our deferred compensation program under which the grants below were made is described in the CD&A section headed “Long-Term Incentives.”

		All Other Stock
		Awards: Number of	Grant Date Fair Value
	Grant	Shares of Stock or	of Stock and Option
Name	Date	Units(1)	Awards(2)
Mr. Lerner	—	—	—
Mr. Schade	2/23/06	9,182	$133,406
Dr. Lonberg	2/23/06	14,816	215,263
Dr. Nichol	2/23/06	5,926	86,105
Mr. Middlekauff	2/23/06	9,933	144,317
Dr. Drakeman	2/23/06	46,134	670,320

(1)                In connection with our deferred compensation program, a portion of each executive’s annual bonus relating to 2005 performance, which was otherwise payable in cash on February 23, 2006, was exchanged, at the executive’s election, for restricted stock units on such date.

(2)                Represents the total value of restricted stock units granted to each executive on February 23, 2006.

Outstanding Equity Awards at December 31, 2006

The following table shows for the year ended December 31, 2006, certain information regarding outstanding equity awards at year end for our named executive officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Mr. Lerner	72,000	—	$3.21	9/4/07	—	—
	14,000	—	3.58	5/20/08	—	—
	40,000	—	2.13	10/13/08	—	—
	14,000	—	2.84	6/2/09	—	—
	14,000	—	27.17	5/17/10	—	—
	50,000	—	44.06	7/24/10	—	—
	7,000	—	28.47	5/22/11	—	—
	7,000	—	9.63	5/22/12	—	—
	28,000	—	7.48	7/23/12	—	—
	28,000	—	5.59	7/24/13	—	—
	36,000	—	4.89	8/11/14	—	—
	36,000	—	9.84	7/26/15	—	—
Mr. Schade	150,000	—	$6.33	10/13/10	—	—
	15,000	—	6.33	1/9/11	—	—
	100,000	—	14.89	9/19/11	—	—
	250,000	—	8.11	7/11/12	—	—
	158,333	41,667	7.16	10/14/13	—	—
	111,770	73,230	5.61	7/26/14	—	—
	78,125	171,875	9.90	9/6/15	—	—
	—	—	—	—	10,116	$149,616

Dr. Lonberg	30,000	—	$2.72	12/18/07	—	—
	169,152	—	5.64	11/1/09	—	—
	54,848	—	3.43	5/18/10	—	—
	25,000	—	6.33	1/9/11	—	—
	100,000	—	14.89	9/19/11	—	—
	200,000	—	8.11	7/11/12	—	—
	158,333	41,667	7.16	10/14/13	—	—
	111,770	73,230	5.61	7/26/14	—	—
	78,125	171,875	9.90	9/6/15	—	—
	—	—	—	—	14,887	$220,179
Dr. Nichol	90,000	—	$5.25	9/9/12	—	—
	158,333	41,667	7.16	10/14/13	—	—
	111,770	73,230	5.61	7/26/14	—	—
	78,125	171,875	9.90	9/6/15	—	—
	—	—	—	—	7,597	$112,360
Mr. Middlekauff	40,000	—	$6.33	4/5/10	—	—
	25,000	—	6.33	1/9/11	—	—
	100,000	—	14.89	9/19/11	—	—
	100,000	—	8.11	7/11/12	—	—
	158,333	41,667	7.16	10/14/13	—	—
	111,770	73,230	5.61	7/26/14	—	—
	78,125	171,875	9.90	9/6/15	—	—
	—	—	—	—	9,156	$135,417
Dr. Drakeman	169,148	—	$5.64	7/4/08	—	—
	54,852	—	3.43	7/4/08	—	—
	46,000	—	64.57	7/4/08	—	—
	120,000	—	34.72	7/4/08	—	—
	400,000	—	14.89	7/4/08	—	—
	300,000	—	8.11	7/4/08	—	—
	100,312	6,688	2.80	7/4/08	—	—
	395,832	104,168	7.16	7/4/08	—	—
	211,457	138,543	5.61	7/4/08	—	—
	156,250	343,750	9.90	7/4/08	—	—
	—	—	—	—	47,477	$702,185

(1)                The Special Investigation Committee recommended, and the Board approved, the repricing of all discounted options held by certain of our executive officers and directors, including Messrs. Lerner, Middlekauff, Schade and Dr. Drakeman, to the fair market value of such discounted options on their respective restated measurement dates. Our Board also approved a similar repricing of discounted options subject to AJCA held by executive officers and directors who were not covered by the Special Investigation Committee’s recommendation, including Drs. Lonberg and Nichol. This table reflects such options, as repriced.

(2)                Represents unvested restricted stock units under our deferred compensation program.

Option Exercise and Stock Vested in 2006

The following table shows for the year ended December 31, 2006, certain information regarding option exercises and stock vested during the last year with respect to our named executive officers:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Lerner	—		$—		—	$—
Mr. Schade	—		—		5,188	55,163
Dr. Lonberg	—		—		7,644	81,853
Dr. Nichol	—		—		3,991	41,730
Mr. Middlekauff	100,000	(1)	585,000	(2)	4,978	52,899
Dr. Drakeman	40,000		321,000	(3)	24,867	264,415

(1)                These options were deemed to have been discounted.

(2)                Mr. Middlekauff initially realized a gain of $759,000 on this exercise. The Special Investigation Committee recommended, and the Board approved, that Mr. Middlekauff pay to us the difference between the exercise price of any exercised discounted options and the fair market value of such options on the applicable restated measurement date, which resulted in him owing us $174,000, plus interest, in connection with this exercise of discounted options. Mr. Middlekauff has paid us this amount in full.

(3)                Dr. Drakeman initially realized a gain of $346,000 on this exercise. The Special Investigation Committee recommended, and the Board approved, that Dr. Drakeman pay to us the difference between the exercise price of any discounted options exercised by him and the fair market value of such options on the applicable restated measurement date, which resulted in him owing us $25,000, which Dr. Drakeman paid us in full. With respect to several option exercises prior to 2006, this repayment by Dr. Drakeman amounted to a total of $175,030, plus interest. Dr. Drakeman has paid us this amount in full.

Equity Compensation Plan Information

The following table presents information as of December 31, 2006, about our compensation plans under which shares of our common stock have been authorized.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	17,081,068	$8.91	7,779,734
Equity compensation plans not approved by security holders	655,862	7.62	—
Total	17,736,930	$8.87	7,779,734

(1)                In May 2005, our shareholders adopted our 2005 Equity Incentive Plan, which superseded all predecessor equity plans. After such date, no further option grants were made under such superseded plans, and all options outstanding under such plans were incorporated into and treated as outstanding options under our 2005 Equity Incentive Plan.

Potential Payments Upon Termination or Change of Control

In January 2004, we entered into employment agreements with Dr. Drakeman and each of our then-current five senior vice presidents. These agreements were initially entered into for a three year term that expired in January 2007. With the exception of Dr. Drakeman’s agreement which was not renewed, now, in accordance with their terms, the agreements renew automatically for one year periods unless terminated upon prior written notice by either party. In February 2007, we entered into an employment agreement with Mr. Lerner, effective November 5, 2006.

The following discussion describes the additional amounts that we would pay or provide to our named executive officers or, as applicable, their respective beneficiaries under the employment agreements as a result of termination of employment in each of the following situations:  non-renewal of agreement; termination without cause or resignation for good reason; and change of control. For purposes of this discussion, estimated benefits are calculated as if the termination occurred on or about December 29, 2006.

If an agreement is not renewed by us, the named executive officer is entitled to severance in an amount up to one year of base salary and one year of continued insurance coverage. However, all amounts paid or payable to an executive officer will be reduced by the amount of compensation received by such officer from alternative employment during the payment period.

Payments Upon Non-Renewal of Employment Agreements

Name	Base Salary(2)	Other(3)
Mr. Lerner(1)	—	—
Mr. Schade	$485,100	$15,742
Dr. Lonberg	391,388	14,528
Dr. Nichol	391,388	10,580
Mr. Middlekauff	374,850	15,742

(1)                The term of Mr. Lerner’s employment agreement commenced on November 5, 2006 and continues until we retain a permanent President and Chief Executive Officer, unless terminated earlier on its terms. There is no renewal provision in Mr. Lerner’s employment agreement.

(2)                Amount would be paid in equal bi-monthly installments over the course of twelve consecutive months, commencing on the date following the final day of employment in accordance with Medarex’s current payroll practices.

(3)                Amount reflects total reimbursement of executive’s monthly COBRA premiums for continued group medical, dental and vision insurance coverage.  Mr. Lerner is not currently enrolled in our group insurance plans.

If we terminate the officer’s employment without cause or the executive terminates his employment for good reason, such officer is entitled to such continued base salary and insurance coverage for up to two years (subject to mitigation as described above).

Payments Upon Termination Without Cause or Resignation for Good Reason

Name	Base Salary(3)	Bonus		Other
Mr. Lerner(1)	—	$50,000	(4)	—
Mr. Schade(2)	$970,000	—		$31,484	(5)
Dr. Lonberg(2)	782,776	—		29,056	(5)
Dr. Nichol(2)	782,776	—		21,160	(5)
Mr. Middlekauff(2)	749,700	—		31,484	(5)

(1)                Under the terms of his employment agreement, Mr. Lerner is entitled to the severance payments listed in the table upon termination of his employment without cause, but he is not entitled to payment if he voluntarily resigns.

(2)                All amounts assume timely notice by the applicable party, pursuant to the terms of the employment agreement.

(3)                Amount would be paid in equal bi-monthly installments over the course of twenty-four consecutive months, commencing on the date following the termination in accordance with our current payroll practices.

(4)                Amount includes the portion of a $300,000 maximum retention bonus, reduced pro rata based on the number of months of service completed (from November 5, 2006 through December 29, 2006).

(5)                Amount reflects total reimbursement of executive’s monthly COBRA premiums for continued group medical, dental and vision insurance coverage.  Mr. Lerner is not currently enrolled in our group insurance plans.

In the event of a change in control of our company, the employment agreements provide that an officer has the right to terminate the agreement on 30 days’ written notice to us, provided such termination right is exercised within one year following such change of control. In such event, or if the successor entity terminates the officer’s term of employment within one year following a change of control, the officer will receive severance equal to three years of base salary, a bonus equal to three times the executive’s average annual bonus received by the executive during the preceding twenty-four month period, two years of continued insurance coverage and the accelerated vesting in full of any then-unvested equity awards.

Payments Upon a Change of Control*

Name	Base Salary		Bonus		Stock Option Acceleration(6)	Restricted Stock Unit Acceleration(7)	Other
Mr. Lerner(1)	$300,000	(2)	$50,000	(4)	—	—	—
Mr. Schade(1)	1,455,300	(3)	400,208	(5)	$1,830,639	$149,616	$31,484	(8)
Dr. Lonberg(1)	1,174,164	(3)	631,895	(5)	1,830,639	220,179	29,056	(8)
Dr. Nichol(1)	1,174,164	(3)	631,894	(5)	1,830,639	112,360	21,160	(8)
Mr. Middlekauff(1)	1,124,550	(3)	309,252	(5)	1,830,639	135,417	31,484	(8)

(1)                All amounts assume the named executive officer exercised his right to terminate employment pursuant to the terms of his employment agreement within the one year following a change in control, or was terminated within the one year following the change in control.

(2)                Mr. Lerner’s base salary severance is payable in a single lump-sum within 30 days following the date of termination. The amount is equal to six months of base salary.

(3)                Executive base salary severance is payable in a single lump-sum upon the date of termination. The amount is calculated as thirty-six times the named executive officer’s highest monthly base salary paid during the preceding twenty-four month period.

(4)                Amount includes the portion of a $300,000 maximum retention bonus, reduced pro rata based on the number of months of service completed from November 5, 2006 through December 29, 2006.

(5)                Bonus severance is payable in a single lump-sum upon the date of termination. The amount is calculated as three times the named executive officer’s average annual bonus received during the preceding twenty-four month period.

(6)                All unvested options immediately vest upon the date of termination. The payments relating to stock options represent the value of unvested stock options as of December 29, 2006, when options would be subject to accelerated vesting as a result of the termination, calculated by multiplying the number of accelerated options by the difference between the exercise price and the $14.79 closing price of our common stock on December 29, 2006.

(7)                Restricted stock units under our deferred compensation program represent shares of our common stock. The payments relating to restricted stock units represent the value of the unvested restricted stock units as of December 29, 2006, when units would be subject to accelerated vesting as a result of the termination, calculated by multiplying the number of accelerated units by the difference between the exercise price and the $14.79 closing price of our common stock on December 29, 2006.

(8)                Amount reflects total reimbursement of executive’s monthly COBRA premiums for continued group medical, dental and vision insurance coverage.  Mr. Lerner is not currently enrolled in our group insurance plans.

*                    The payments and benefits described in the table above may be subject to reduction if (i) the total value of these payments and benefits would result in the executive owing a “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, and (ii) such reduction would result in the executive receiving, on an after-tax basis, a greater amount of the total payments resulting from the termination.

In addition to the payments described above, in the event we find a permanent President and CEO to replace Mr. Lerner, Mr. Lerner will be entitled to receive his base salary through the end of the month in which our new President and CEO commences employment, in addition to up to $300,000 as a retention bonus if a replacement has not commenced employment by November 5, 2007.

OTHER MATTERS

General

The Board knows of no other matters to come before the 2007 Annual Meeting, other than those that are set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as in their discretion they may deem advisable.

Stock Price Performance Graph

The following Stock Price Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or under the Exchange Act, except to the extent specifically incorporated therein.

The graph and table below compare the cumulative total shareholder return (stock price appreciation plus reinvested dividends, if any) on an annual basis for our common stock against the cumulative total returns on the NASDAQ Stock Market Index (U.S.) and the NASDAQ Biotechnology Index.

	Cumulative Total Return
	12/01	12/02	12/03	12/04	12/05	12/06
Medarex, Inc.	$100.00	$21.99	$34.69	$60.02	$77.12	$82.35
NASDAQ Composite	100.00	68.85	101.86	112.16	115.32	127.52
NASDAQ Biotechnology	100.00	62.08	90.27	99.08	111.81	110.06

The above graph and table assume $100 invested on December 31, 2001, with all dividends reinvested, in each of our common stock,  the NASDAQ Stock Market Index (U.S.) and the NASDAQ Biotechnology Index.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Medarex, Inc., ATTN:  Jean Mantuano, Director, Corporate Communications, 707 State Road, Princeton, New Jersey 08540 or contact Laura Choi, Director, Public and Investor Relations at (609) 430-2880.  Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annual Report and Incorporation by Reference

Our 2006 Annual Report to shareholders (which includes financial statements for the year ended December 31, 2006) accompanies this proxy statement but is not to be deemed part of this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC is available to shareholders without charge upon written request to Medarex, Inc., 707 State Road, Princeton, New Jersey 08540, Attn:  Secretary.  Part III of our Annual Report incorporates by reference certain information contained in this proxy statement. The references contained in Part III of our 2006 Annual Report are hereby updated as follows:

Part III of our 2006 Annual Report	Appropriate Proxy Statement Cross-Reference(s)
Item 10. Directors, Executive Officers and Corporate Governance of the Registrant
Identification of Directors and Executive Officers	Board of Directors and Committee Information
Audit Committee	Board of Directors and Committee Information and Audit Committee and Independent Registered Public Accounting Firm Information
Compliance with Section 16(a) of the Exchange Act	Securities Ownership of Certain Beneficial Owners and Management and Related Matters
Standards of Integrity	Board of Directors and Committee Information
Item 11. Executive Compensation	Executive Compensation
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	Securities Ownership of Certain Beneficial Owners and Management and Related Matters and Executive Compensation
Item 13. Certain Relationships and Related Transactions, and Director Independence	Board of Directors and Committee Information and Securities Ownership of Certain Beneficial Owners and Management and Related Matters

Item 14. Principal Accountant Fees and Services	Audit Committee and Independent Registered Public Accounting Firm Information

By Order of the Board of Directors

W. Bradford Middlekauff
Senior Vice President, General Counsel and Secretary

April 19, 2007

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MEDAREX, INC., 707 STATE ROAD, PRINCETON, NEW JERSEY 08540, ATTENTION: SECRETARY. WE WILL ALSO FURNISH A COPY OF ANY EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.

VOTE BY INTERNET OR TELEPHONE QUICK *** EASY *** IMMEDIATE

MEDAREX, INC.

Voting by Internet or telephone is quick, easy and immediate. As a Medarex, Inc. shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Daylight Time, on Wednesday, May 16, 2007.

To Vote Your Proxy by Internet

www.continentalstock.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy by Phone

1 (866) 894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ATTACHED CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail

Mark, sign and date your proxy card, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY	Please mark your votes like this	☒
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The following matters have been proposed by Medarex:

1. The election of three Class III Directors each to serve for a term to expire in 2010:	FOR nominee(s) listed	WITHHOLD AUTHORITY to vote for nominee(s)

Nominees: 01 Mr. Abhijeet J. Lele, 02 Mr. Irwin Lerner and 03 Dr. Julius A. Vida.	☐	☐

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below).

	FOR nominee(s) listed		WITHHOLD AUTHORITY to vote for nominee(s)
2. The election of one Class II Director to serve for a term to expire in 2008—Nominee: Mr. Robert C. Dinerstein	☐		☐
	FOR	AGAINST	ABSTAIN
3. The ratification of the selection by the Board of Ernst & Young LLP as Medarex’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

4. In their discretion, to vote upon such other business as may properly come before the Annual Meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2 AND 3.

I plan to attend the meeting.			YES	☐	NO	☐

PRINT AUTHORIZATION	(THIS BOXED AREA DOES NOT PRINT)		COMPANY ID:

To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.			PROXY NUMBER:

SIGNATURE:	DATE:	TIME:	ACCOUNT NUMBER:

Registered Quantity 0 Broker Quantity

Signature:	Signature:	Dated:	, 2007

Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners must sign. Please mark, date, sign and return this Proxy promptly, using the enclosed envelope.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

May 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints IRWIN LERNER and CHRISTIAN S. SCHADE and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of Medarex, Inc. held of record by the undersigned on April 5, 2007, at the Annual Meeting of Shareholders to be held on May 17, 2007, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned in the Notice of Annual Meeting dated April 19, 2007, described below and such other matters as may properly come before the meeting:

(Continued, and to be marked, dated and signed, on the other side)